Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Carver Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-152698 on Form S-8 of Carver Bancorp, Inc. (the “Company”) of our report dated July 1, 2008, except as to Note 2 and Note 20, which are as of July 2, 2009 relating to the consolidated statements of condition of Carver Bancorp, Inc. and subsidiaries as of March 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2008, which report appear in the March 31, 2008 annual report on Form 10-K/A of Carver Bancorp, Inc.

/s/KPMG LLP

New York, New York
July 2, 2009